UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):       March 16, 2007

SCHMITT INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oregon	0-23996	93-1151989
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2765 N.W. Nicolai Street
Portland, Oregon		97210
(Address of principal executive		(Zip Code)
offices)

Registrant’s telephone number, including area code:    (503) 227-7908

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 16, 2007, Schmitt Industries, Inc. (the “Company”) notified The NASDAQ Stock Market that it was taking action with regard to the composition of its Board of Director (“Board”) committees, which action was taken in view of NASDAQ listing requirements.

NASDAQ Marketplace Rule 4350(d)(2)(A) requires, among other things, that each of member of the Company’s audit committee be independent as defined under NASDAQ Marketplace Rule 4200. Timothy D.J. Hennessy, a member of the Company’s Board and audit committee, is a consultant to VRB Power Systems Inc. (“VRB”), and Wayne Case, the Company’s Chairman of the Board and President, serves on VRB’s compensation committee. Mr. Hennessy’s duties at VRB may from time to time include those typically associated with an executive officer, and, accordingly, may create a situation where, arguably, there is a violation of NASDAQ Marketplace Rule 4350(d)(2)(A).

To address this issue, on March 15, 2007, Mr. Hennessy resigned from the Company’s audit committee and the Board appointed Michael J. Ellsworth to replace him. Mr. Ellsworth currently serves as a member of the Board and is “independent” under NASDAQ rules. Additionally, to ensure that the Company’s compensation and audit committees will be comprised solely of independent directors, Mr. Hennessy also resigned as a member of each committee. On March 15, 2007, the Board appointed David M. Hudson to replace Mr. Hennessy on the Company’s compensation committee, and appointed Mr. Ellsworth to replace Mr. Hennessy on the Company’s nominating committee. Mr. Hudson currently serves on the Board and is “independent” under NASDAQ rules. The Company took this additional step as a measure of caution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHMITT INDUSTRIES, INC.

March 16, 2007	By:	/s/ Wayne A. Case

Name: Wayne A. Case
Title: President and CEO